Exhibit 1.34

GV/aj

ARTICLES OF ASSOCIATION of
Buhrmann Nederland Holding B.V.,
having its official seat in Amsterdam.

4 July 2002.

Office translation of the complete text of the Articles of Association of Buhrmann Nederland Holding B.V., having its official seat in Amsterdam, as they read after the deed of amendment executed on 4 July 2002 before G.W.Ch. Visser, civil law notary in Amsterdam, in respect of which a ministerial statement of no objections was granted on 7 June 2002, under number B.V. 279.460.

In preparing the attached document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation, and if they do, the Dutch text will govern by law.

In the attached document, Dutch legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

ARTICLES OF ASSOCIATION:

Article 1. Definitions.

1.1                       In these Articles of Association, the following terms shall have the following meanings:

“Dependent Company” means:

(a)                        a legal entity to which the Company or one or more Dependent Companies, solely or jointly and for its or their own account, contribute at least one half of the issued capital;

(b)                       a partnership having a business which is registered in the Commercial Register and for which the Company or a Dependent Company is fully liable as a partner towards third parties for all debts.

“General Meeting” or “General Meeting of Shareholders” means the body of the Company consisting of the shareholders or (as the case may be) a meeting of shareholders (or their representatives) and other persons entitled to attend such meetings.

“Subsidiary” means a subsidiary of the Company as referred to in Section 2:24a of the Dutch Civil Code.

“Works Council” means the works council of the Company’s business or, in the absence of the same, the works council of the business of a Dependent Company. If there is more than one works council, the powers of the works council under these Articles of Association shall accrue equally to all such works councils. If a central works council has been instituted for the business or businesses involved, the powers of the works council under these Articles of Association shall accrue to such central works council.

“in writing” means by letter, by telecopier, by e-mail or by message which is transmitted via any other current means of communication and which can be received in the written form.

“Distributable Equity” means the part of the Company’s equity which exceeds the aggregate of the issued capital and the reserves which must be maintained pursuant to the law.

1.2                       References to “Articles” refer to articles which are part of these Articles of Association, except where expressly indicated otherwise.

Article 2. Name and official seat.

2.1                       The Company’s name is:

Buhrmann Nederland Holding B.V.

2.2                       The official seat of the Company is in Amsterdam.

Article 3. Objects.

The objects of the Company are to participate in, to manage, to finance and to render services to other companies or enterprises, in particular those companies which operate in the field of the processing of and trading of all kinds of paper, cardboard, packaging materials, packing and related materials including flexible and protecting packagings, the distribution of graphic and office systems, graphic paper and office products, for its own account or for the account of third parties, and, in general, to conduct all activities which, in the widest sense, are connected with or conducive to the attainment of the objects set out hereinabove, as well as to provide security for the debts of third parties and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the widest sense.

Article 4. Authorised capital.

4.1                       The authorised capital of the Company is eight million euro (EUR 8,000,000).

4.2                       The authorised capital of the Company is divided into eighty thousand (80,000) shares with a nominal value of one hundred euro (EUR 100) each.

4.3                       All shares are to be registered. No share certificates shall be issued.

Article 5. Minimum shareholders’ equity.

If the sum of the paid and called up part of the capital and the reserves, which must be maintained by virtue of any other statutory provision than Section 2:178 subsection 3 of the Dutch Civil Code is less than the minimum capital as last set, then the Company must maintain a reserve amounting to the difference.

Article 6. Register of shareholders.

6.1                       The Management Board shall keep a register of shareholders in which the names and addresses of all shareholders are recorded, showing the date on which the shares were acquired, the date of acknowledgement by or serving on the Company, and the nominal value paid up on each share.

6.2                       Section 2:194 of the Dutch Civil Code applies to the register of shareholders.

Article 7. Issuance of shares. Notarial deed.

7.1                       The issuance of shares shall be effected pursuant to a resolution of the general meeting of shareholders - hereinafter referred to as: the General Meeting.

7.2                       The issuance of a share shall furthermore require a deed drawn up for that purpose in the presence of a civil law notary registered in the Netherlands to which those involved are party.

7.3                       Upon issuance of shares, each shareholder shall have a right of pre-emption in proportion to the aggregate nominal amount of his shares, subject to the limitations set by law.

7.4                       Shareholders shall have a similar right of pre-emption if options are granted to subscribe for shares.

7.5                       Prior to each single issuance the right of pre-emption may be limited or excluded by the body of the company competent to issue.

7.6                       The full nominal amount of each share must be paid in on issue. However, it may be stipulated that a part of the nominal amount not exceeding three fourths thereof need not be paid until it is called in by the company.

Article 8. Own shares; Reduction of the issued capital.

8.1                       The Company and its subsidiaries may acquire fully paid in shares or depositary receipts thereof, with due observance of the limitations prescribed by law.

8.2                       The Company may grant loans with a view to a subscription for or an acquisition of shares or depositary receipts thereof, but not in excess of the amount of the Company’s distributable reserves.

Article 9. Transfer of shares. Rights of shareholders. Usufruct in shares. Pledging of shares. Depositary receipts.

9.1                       The transfer of a share or the transfer of a right in rem thereon shall require a deed drawn up for that purpose in the presence of a civil law notary registered in the Netherlands to which those involved are party.

9.2                       Unless the company itself is party to the legal act, the rights attached to the share can only be exercised after the company has acknowledged said legal act or said deed has been served on it in accordance with the relevant provisions of the law.

9.3                       If a usufruct in a share is created, the voting rights attributable to such share may not be assigned to the usufructuary.

9.4                       If a pledge on a share is created, the voting rights attributable to such share may be assigned to the pledgee with due observance of the relevant provisions of the law. Both the shareholder without the voting rights and the pledgee with voting rights have the rights conferred by law upon the holders of depositary receipts issued for shares with the cooperation of the Company - hereinafter the DRH-rights. The DRH-rights may also be assigned to the pledgee without the voting rights, but only if approved by the General Meeting and with due observance with the relevant provisions of the law.

9.5                       The Company shall not cooperate in the issuance of depositary receipts for shares.

Article 10. Share transfer restrictions (Offer to co-shareholders).

10.1                 Any shareholder wishing to transfer one or more shares, shall first offer to sell those shares to his co-shareholders in accordance with the provisions of this article. The obligation to make this offer is not applicable if, either all shareholders have given their written approval to the proposed transfer, which approval shall be valid for a period of three months, or a shareholder is obligated by law to transfer his shares to a prior shareholder.

10.2                 The price at which the shares can be purchased by the other shareholders shall be agreed between the offeror and his co-shareholders. Failing agreement between the parties the price shall be set by an independent expert on request by the most willing party to be appointed by the chairman of the Chamber of Commerce and Industries where the Company is registered in the Commercial Register, unless the expert is appointed by the parties by mutual consent. The expert referred to in the preceding sentence shall be authorized to inspect all books and records of the company and to obtain all such information as will be useful for his setting the price.

10.3                 If the co-shareholders together are interested in purchasing more shares than have been offered, the offered shares shall be distributed among them as far as possible in proportion to the shareholding of each interested party. However no interested party shall thus acquire more shares than he has applied for.

10.4                 The offeror remains entitled to withdraw his offer, provided he does so within one month after he is informed to which interested parties he can sell all the shares included in the offer and at what price.

10.5                 If it is established that the co-shareholders do not accept the offer or that not all shares included in the offer shall be purchased against payment in cash, the offeror shall be free to transfer the shares within three months thereafter to whomsoever he wishes.

10.6                 The company itself as holder of one or more shares shall be entitled to apply for the offered shares only with the consent of the offeror.

Article 11. Management Board.

11.1                 The management of the company shall be constituted by a Management Board consisting of one of more Managing Directors.

11.2                 Managing Directors are appointed by the General Meeting.

11.3                 A Managing Director may be suspended or removed by the General Meeting at any time. A Managing Director may also be suspended by the Supervisory Board. A suspension by the Supervisory Board may be discontinued at any time by the General Meeting.

11.4                 The authority to establish remuneration and other conditions of employment for Managing Directors is vested in the General Meeting.

Article 12. Duties, decision-making process and allocation of duties.

12.1                 Subject to the restrictions imposed by these Articles of Association the Management Board shall be entrusted with the management of the Company.

12.2                 The Management Board may establish rules regarding its decision-making process and working methods. In this context, the Management Board may also determine the duties which each Managing Director shall be particularly responsible for.

12.3                 Management Board resolutions at all times may be adopted in writing, provided the proposal concerned is submitted to all Managing Directors then in office and none of them objects to this manner of adopting resolutions. Adoption of resolutions in writing shall be effected by written statements from all Managing Directors then in office.

Article 13. Representation; conflicts of interest.

13.1                 The Company shall be represented by the Management Board. If two of more Managing Directors are in office, two Managing Directors, acting jointly, as well as one Managing Director and an officer as mentioned in paragraph 2, acting jointly, are also authorised to represent the Company.

13.2                 The Management Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Management Board shall determine each officer’s title.

13.3                 In the event of a conflict of interest between the Company and a Managing Director, the Company shall be represented by the other Managing Directors. If one Managing Director is in office the Company shall be represented by the person to be designated by the General Meeting.

13.4                 Without regard to whether a conflict of interest exists or not, all legal acts of the Company vis-à-vis a holder of all of the shares, whereby the Company is represented by such shareholder, shall be put in writing. With regard to the foregoing sentence, shares held by the Company or its subsidiaries shall not be taken into account.

13.5                 The provisions of paragraph 4 do not apply to legal acts which, under their agreed terms, form part of the normal course of business of the Company.

Article 14. Approval of Management Board resolutions.

14.1                 Without prejudice to any other applicable provisions of the law or these Articles of Association, Management Board resolutions with respect to any one or more of the following matters shall be subject to the approval of the Supervisory Board:

(a)                        issue and acquisition of shares and debentures at the expense of the Company or of debentures at the expense of a limited partnership or general partnership in respect of which the Company is a partner with full liability;

(b)                       cooperation in the issue of registered depositary receipts for shares;

(c)                        petition for quotation or withdrawal of a quotation in any stock exchange list of debentures referred to under (a) and depositary receipts referred to under (b);

(d)                       entering into or termination of a long term cooperation of the Company or a Dependent Company with another legal entity or company or, as a partner with full liability, in a limited partnership or general partnership if such cooperation or termination is of fundamental importance for the Company;

(e)                        participation by the Company or a Dependent Company in the capital of another company if the value of such participation is at least one quarter of the amount of the issued capital plus reserves of the Company according to its balance sheet and explanatory notes, as well as significantly increasing or reducing such participation;

(f)                          investments requiring an amount equal to at least one quarter of the issued capital plus reserves of the Company according to its balance sheet and explanatory notes;

(g)                       proposal to amend these Articles of Association;

(h)                       proposal to dissolve the Company;

(i)                           petition for bankruptcy or a request for suspension of payments (“surseance van betaling”);

(j)                           termination of the employment of a considerable number of employees of the Company or of a Dependent Company simultaneously or within a short period of time;

(k)                        radical change in the employment conditions of a considerable number of the employees of the Company or of a Dependent Company;

(l)                           proposal to reduce the Company’s issued capital.

14.2                 The Supervisory Board may require other Management Board resolutions to be subject to its approval. The Management Board shall be notified in writing of such resolutions, which shall be clearly specified.

14.3                 The absence of approval by the Supervisory Board of a resolution as referred to in this Article 14 shall not affect the authority of the Management Board or the Managing Directors to represent the Company.

Article 15. Vacancy or inability to act.

If a seat on the Management Board is vacant (‘ontstentenis’) or a Managing Director is unable to perform his duties (‘belet’), the remaining Managing Directors or Managing Director shall be temporarily entrusted with the management of the Company. If all seats on the Management Board are vacant or all Managing Directors or the sole Managing Director, as the case may be, are unable to perform their duties, the management of the Company shall be temporarily entrusted to the Supervisory Board, with the authority to temporarily entrust the management of the Company to one or more Supervisory Directors and/or one or more other persons.

Article 16. Number of Supervisory Directors; eligibility.

16.1                 The Company shall have a Supervisory Board consisting of at least three Supervisory Directors. The number of Supervisory Directors shall be determined by the General Meeting with due observance of this minimum. If the number of Supervisory Directors is less than three, the Supervisory Board shall take measures forthwith to supplement the number of Supervisory Directors.

16.2                 Only individuals may be Supervisory Directors.

16.3                 Supervisory Directors cannot be:

(a)                        persons in the service of the Company;

(b)                       persons in the service of a Dependent Company;

(c)                        officials or persons in the service of a trade union which is usually involved in determining the terms of employment of the persons referred to under (a) and (b).

Article 17. Appointment of Supervisory Directors.

17.1                 Supervisory Directors are appointed by the Supervisory Board. Section 2:268 of the Dutch Civil Code shall apply to the appointment of Supervisory Directors.

17.2                 The General Meeting, the Works Council and the Management Board may recommend candidates to the Supervisory Board for appointment to the Supervisory Board. The Supervisory Board shall inform them in time, when and why a vacancy has to be filled in its midst.

17.3                 The Supervisory Board shall notify the General Meeting and the Works Council of the name of the person whom it intends to appoint, with due observance of the provisions of Article 17.4.

17.4                 A recommendation or notification as referred to above in this Article 17 shall state the candidate’s age, his profession, the number of the shares he holds and the positions he holds or has held, in so far as these are relevant for the performance of the duties of a Supervisory Director. Furthermore, the names of the legal entities of which he is already a supervisory director shall be indicated; if those include legal entities which belong to a group, reference of that group will be sufficient. The recommendation and notification must state the reasons on which they are based.

17.5                 The Supervisory Board shall appoint the person proposed by it, unless the General Meeting or the Works Council objects to the proposed appointment on the ground that the provisions of Article 17.2, second sentence, or Article 17.3 have not been properly complied with, or on the ground that the proposed person is not qualified to perform the duties of a Supervisory Director or that the Supervisory Board would not be properly constituted if the candidate were to be appointed.

17.6                 A resolution of the General Meeting to make an objection must be adopted in the first General Meeting of Shareholders held after the end of a period of fourteen days from receipt of the notification from the Supervisory Board. The Works Council must give notice of its decision to object within two months of having received notification from the Supervisory Board.

17.7                 The objection shall be submitted to the Supervisory Board stating the reasons.

17.8                 Notwithstanding an objection of the General Meeting or the Works Council, the appointment can be made in accordance with the intention, if at the request of a representative of the Supervisory Board the Commercial Division of the Amsterdam Court of Appeal overrules the objection.

17.9                 A written defence can be filed against this by a representative of the General Meeting or by the Works Council which has made the objection referred to in Article 17.5.

17.10           The Works Council shall not adopt a resolution as referred to in this Article 17 prior to at least one consultation having taken place between the Company and the Works Council.

Article 18. Decision-making in the General Meeting of Shareholders to appoint Supervisory Directors.

18.1                 The making of a recommendation as referred to in Article 17.2 as well as the opportunity to object as referred to in Article 17.5, can be discussed in one and the same General Meeting of Shareholders, provided that the following provisions of this Article 18 are observed.

18.2                 The agenda for the meeting shall at least contain the following points for discussion:

(a)                        notice of the date and the reasons why the vacancy has arisen or will arise;

(b)                       opportunity for the General Meeting to make a recommendation;

(c)                        under the condition precedent that no recommendation of another person shall be made by the General Meeting: the announcement by the Supervisory Board of the name of the person it intends to appoint;

(d)                       under the condition precedent that no recommendation of another person shall be made by the General Meeting: the opportunity to object to the proposed appointment.

18.3                 The name of the person whom the Supervisory Board intends to appoint and the information referred to in Article 17.4 must be provided in the notice of the General Meeting of Shareholders or in the agenda deposited at the Company’s office, in which case the notice shall refer to the agenda.

18.4                 Notice of this meeting may not be given unless it is certain:

(a)                        that the Works Council has either made a recommendation as referred to in Article 17.2, or has given notice that it does not wish to do so, or that a reasonable period of time, to be determined by the Supervisory Board, has lapsed in which to make a recommendation;

(b)                       that the Management Board has either made a recommendation as referred to in Article 17.2, or has given notice that it does not wish to do so, or that a reasonable period of time to be determined by the Supervisory Board, has elapsed in which to make a recommendation.

Article 19. Retirement of Supervisory Directors.

19.1                 A Supervisory Director shall retire not later than the day on which the first General Meeting of Shareholders is held after four years have elapsed since his appointment.

19.2                 The Supervisory Directors shall retire periodically in accordance with a rotation plan to be drawn up by the Supervisory Board. Any alteration to the rotation plan cannot require a Supervisory Director to resign against his will before the term of his appointment has lapsed.

Article 20. All seats on the Supervisory Board vacant.

20.1                 If all seats on the Supervisory Board are vacant, the appointment shall be made by the General Meeting.

20.2                 The Works Council and the Management Board may recommend candidates for appointment to the Supervisory Board. The persons convening the

General Meeting of Shareholders, shall notify the Works Council in time that the appointment of a Supervisory Director shall form part of the business at the General Meeting of Shareholders.

20.3                 The appointment shall be effective, unless the Works Council, having been informed of the name of the person to be appointed in accordance with Articles 17.3 and 17.4, expresses to the Company its objections to the appointment stating its reasons; if the Works Council makes an objection to the appointment and the Commercial Division of the Amsterdam Court of Appeal overrules this objection, the appointment shall be effective.

20.4                 Section 2:268, subsection 11, of the Dutch Civil Code shall apply by analogy.

20.5                 Furthermore, Articles 17.5, 17.6, 17.9 and 17.10 shall apply by analogy.

Article 21. Removal and suspension of Supervisory Directors.

21.1                 The Commercial Division of the Amsterdam Court of Appeal may upon a request to that effect remove a Supervisory Director for neglecting his duties, for other important reasons or for a fundamental change of circumstances on the basis of which in all reasonableness the Company cannot be required to keep him on as a Supervisory Director. A petition can be submitted by the Company, herein represented by the Supervisory Board, as well as by a representative of the General Meeting or of the Works Council, designated for that purpose. Section 2:268, subsection 11, of the Dutch Civil Code shall apply by analogy.

21.2                 A Supervisory Director can be suspended by the Supervisory Board; the suspension shall lapse by law, if the Company has not submitted a petition as referred to in Article 21.1 to the Commercial Division within one month after commencement of the suspension.

Article 22. Remuneration.

The General Meeting shall establish the remuneration for each Supervisory Director.

Article 23. Duties and powers.

23.1                 It shall be the duty of the Supervisory Board to supervise the management of the Management Board and the general course of affairs on the Company and the business connected with it. The Supervisory Board shall assist the Management Board by giving advice. In performing their duties, the Supervisory Directors shall act in accordance with the interests of the Company and the business connected with it.

23.2                 The Management Board shall supply the Supervisory Board in due time with the information required for the performance of its duties.

23.3                 The Supervisory Board may request assistance from experts. The costs of such assistance shall be for the account of the Company.

23.4                 The Supervisory Board may decide that one or more Supervisory Directors and/or experts shall have access to the office and the other buildings and premises of the Company and that such persons shall be authorised to inspect the books and records of the Company.

23.5                 The Supervisory Board may establish rules regarding its decision-making process and working methods, in addition to the relevant provisions of these Articles of Association.

Article 24. Chairperson and secretary.

24.1                 The General Meeting may appoint one of the Supervisory Directors as chairperson of the Supervisory Board. If the General Meeting has not appointed a chairperson, the Supervisory Board shall appoint a chairperson itself from among its members. The Supervisory Board may also appoint a deputy chairperson from among its members, who shall take over the duties and powers of the chairperson in the latter’s absence.

24.2                 The Supervisory Board shall also appoint a secretary of the Supervisory Board, from among its members or not, and make arrangements for his substitution in case of absence.

Article 25. Meetings.

25.1                 The Supervisory Board shall meet whenever a Supervisory Director or the Management Board deems necessary.

25.2                 A Supervisory Director may be represented at a meeting by another Supervisory Director authorised in writing.

25.3                 The meetings of the Supervisory Board shall be presided over by its chairperson or his deputy. In their absence, the chairperson of the meeting shall be appointed by a majority of the votes cast by the Supervisory Directors present at the meeting.

25.4                 The chairperson of the meeting shall appoint a secretary for the meeting.

25.5                 The secretary of a meeting of the Supervisory Board shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the Supervisory Board, in the same meeting or the next. Evidencing their adoption, the minutes shall be signed by the chairperson and the secretary of the meeting in which the minutes are adopted.

25.6                 The Supervisory Board shall meet with the Management Board as often as the Supervisory Board or the Management Board deems necessary.

Article 26. Decision-making process.

26.1                 When making Supervisory Board resolutions, each Supervisory Director may cast one vote.

26.2                 All resolutions of the Supervisory Board shall be adopted by a majority of the votes cast.

26.3                 At a meeting, the Supervisory Board may only pass valid resolutions if the majority of the Supervisory Directors then in office are present or represented.

26.4                 Supervisory Board resolutions may also be adopted in a manner other than at a meeting, in writing or otherwise, provided the proposal concerned is submitted to all Supervisory Directors then in office and none of them objects to the relevant manner of adopting resolutions. A report shall be prepared by the secretary of the Supervisory Board on a resolution adopted other than at a meeting which is not adopted in writing, and such report shall be signed by the chairperson and the secretary of the Supervisory Board. Adoption of resolutions in writing shall be effected by written statements from all Supervisory Directors then in office.

Article 27. Financial year and annual accounts.

27.1                 The Company’s financial year shall be the calendar year.

27.2                 Annually, not later than five months after the end of the financial year, save where this period is extended by the General Meeting by not more than six months by reason of special circumstances, the Management Board shall prepare annual accounts, and shall deposit the same for inspection by the Shareholders at the Company’s office.

27.3                 The annual accounts shall be signed by the Managing Directors and the Supervisory Directors. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

27.4                 The Company shall ensure that the annual accounts and, insofar as required, the annual report, the report of the Supervisory Board and the information to be added by virtue of the law are kept at its office as from the day on which notice of the annual General Meeting of Shareholders is given. Shareholders may inspect the documents at that place and obtain a copy free of charge.

Article 28. Adoption of the annual accounts and release from liability.

28.1                 The General Meeting shall adopt the annual accounts.

28.2                 After adoption of the annual accounts, the General Meeting shall pass a resolution concerning release of the Managing Directors and the Supervisory Directors from liability for the exercise of their respective duties, insofar as the exercise of such duties is reflected in the annual accounts or otherwise disclosed to the General Meeting prior to the adoption of the annual accounts. The scope of a release from liability shall be subject to limitations by virtue of the law.

Article 29. Profits and distributions.

29.1                 The allocation of profits accrued in a financial year shall be determined by the General Meeting.

29.2                 Distributions of profits may be made only insofar as the net assets exceed the paid in and called up part of the capital plus the reserves which must be maintained by virtue of the law.

29.3                 The General Meeting may subject to due observance of the provision of paragraph 2 resolve to pay an interim dividend and to make distributions at the expense of any reserve.

Article 30. General meetings.

30.1                 Each year and not later than six months after the end of the financial year,

the general meeting for the purpose of discussion and adoption of the annual accounts shall be held.

30.2                 Other General Meetings of Shareholders shall be held as often as the Management Board, the Supervisory Board or shareholders and/or (other) persons with the DRH-rights representing at least one tenth of the issued capital, deem such necessary.

30.3                 The notice of the General Meetings convened by the Management Board, the Supervisory Board or shareholders and/or (other) persons with the DRH-rights representing at least one tenth of the issued capital, shall be sent to the addresses shown in the register of shareholders. The notice shall take place no later than on the fifteenth day prior to the date of the meeting.

30.4                 As long as the entire issued capital is represented at a General Meeting, valid resolutions can be adopted on all subjects brought up for discussion, even if the formalities prescribed by law or by the articles of association for the convocation and holding of meetings have not been complied with, provided such resolutions are adopted unanimously.

30.5                 The Management Board keeps a record of the resolutions made. If the management board is not represented at a meeting, the chairman of the meeting shall provide the Management Board with a transcript of the resolutions made as soon as possible after the meeting. The records shall be deposited at the offices of the Company for inspection by the shareholders and/or (other) persons with the DRH-rights. Upon request each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

30.6                 The General Meeting shall be held in the municipality of the Company’s official seat or in Amsterdam.

30.7                 The general meeting shall itself appoint its chairman.

30.8                 Each share confers the right to cast one vote.

30.9                 Insofar as no greater majority is prescribed by law all resolutions shall be adopted by a majority of the votes cast.

Article 31. Resolutions outside of meetings.

31.1                 Subject to the provisions of paragraph 3 of this Article, resolutions of shareholders may also be adopted in writing without recourse to a general meeting, provided they are adopted by unanimous vote of all shareholders entitled to vote. The expression in writing shall include any message transmitted by current means of communication and received in writing.

31.2                 The Management Board shall keep a record of the resolutions thus made. Each of the shareholders must procure that the Management Board is informed in writing of the resolutions made in accordance with paragraph 1 as soon as possible. The records shall be deposited at the offices of the Company for inspection by the shareholders. Upon request each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

31.3                 The aforesaid manner of adopting resolutions shall not be possible if there are persons with DRH-rights.

- 0 - 0 - 0 - 0 - 0 -